Exhibit 10(j)(xvi)










                                             February 22, 1994




          Mr. Michael A. Pietrangelo
          Cleo, Inc.
          4025 Viscount
          Memphis, Tennessee

          Dear Mike:

               This letter sets forth our mutual agreement with respect to your decision to leave the employment of Gibson Greetings, Inc. ("Gibson") and its wholly owned subsidiary, Cleo, Inc. ("Cleo") (and both of which jointly herein are called "Gibson Companies"). In this connection, we have reached the following agreement:
               1. Except as provided in Paragraph 11 herein, your Employment Agreement, dated May 9, 1990 as interpreted by letter of August 29, 1990, and your employment with the Gibson Companies, both are hereby terminated, effective as of the close of business on February 28, 1994 with no further obligations by either party under said Agreement.
               2. Cleo shall pay to you a total severance payment of $550,000.00, with the payment to be made in forty-eight (48) equal semi-monthly installments (subject to withholdings appropriate for severance payments) commencing on March 15, 1994 and concluding on February 28, 1996.
               3. Cleo shall pay to you forthwith a lump sum payment of $21,153.85 which shall be in lieu of any accrued vacations and vacation pay.
               4. You shall be entitled to continue Cleo health coverage for yourself and your wife and eligible dependents on the basis currently enjoyed by you for the severance payment period, provided this provision shall terminate in the event you obtain employment during such period with an employer who offers substantially similar health coverage to its employees.
               5. You shall be entitled to participate in the Gibson Companies' Group Insurance Plan during the severance payment period provided premium payments (currently $30 monthly) are paid by you to the Plan.
               6. You shall be entitled to purchase the Infiniti automobile currently provided to you by Cleo at Cleo's January 1, 1994 depreciated book value of $8,400.00, provided the election to purchase and payment is made by you on or before March 15, 1994. In the event you determine not to purchase the automobile, it shall be returned by you to Cleo on or before March 15, 1994.
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          Mr. Michael Pietrangelo
          February 22, 1994
          Page 2



               7. Cleo shall continue its corporate membership in the TPC Southwind Country Club for your usage during the severance payment period, provided that periodic membership dues and expenses are paid by you. In the event you determine not to make said payments or if the Gibson Companies have another usage for such membership, your membership usage shall cease. Notwithstanding the foregoing, to the extent you entertain Gibson Companies' customers at Cleo's request at the above Club, your expenses shall be reimbursed by Cleo.
               8. You may use your current Cleo telephone credit card until May 31, 1994 for business purposes and with such credit card to be returned to Cleo by you at the conclusion of said period.
               9. All outstanding stock options which you hold for common stock of Gibson shall be exercised by you, if at all, no later than March 28, 1994.
               10. It is understood that, except as provided herein, you have no further rights or benefits in any of Gibson Companies' fringe benefit plans and including, without limitation, the Supplemental Executive Retirement Plan and the Retirement Income Plan.
               11. The provisions of Paragraph 16 of the Employment Agreement of May 9, 1990, which paragraph is attached to and made a part of this Agreement as Exhibit A, shall remain in full force and effect.
               12.  During the two year severance payment period, you agree
          (a) not to represent or speak for the Gibson Companies in any manner without the prior specific authorization of the CEO of Gibson, (b) not to obtain employment from any competitor of Gibson Companies, and (c) not to compete with Gibson Companies or with the products of Gibson Companies as an employee of a third party, as a consultant, as an owner or in another other proprietary capacity, provided that subject to the foregoing you otherwise may seek and obtain employment from a third party.
               13. You hereby resign, effective February 28, 1994, as an Officer and Director of Gibson and of all of its subsidiaries.
               14. The foregoing understandings are in full settlement of all severance rights and any claims of any nature arising out of your employment and you waive and release and hold harmless Gibson Companies, and its directors, officers, agents, employees and affiliated organizations, from and against any and all rights, claims, demands and causes of action arising out of your employment relationship with Gibson Companies or out of termination of your employment relationship. * /s/ MP
               15. This Agreement shall be construed under the laws of the State of Ohio.
                                             Yours truly,

                                             GIBSON COMPANIES
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          Mr. Michael Pietrangelo
          February 22, 1994
          Page 3




                                             By   /s/ Benjamin  J. Sottile



          AGREED:


           /s/ M Pietrangelo
          Michael A. Pietrangelo

          Date:     2/23/94

   /s/ MP   * The Gibson Companies release and hold you harmless from and against any and all rights, claims, demands and causes of action arising out of your employment relationship with Gibson Companies or out of termination of your employment relationship but excepting such matters arising out of your conduct as a member of the Board of Directors of Gibson and its subsidiaries but with respect to which directorships certain provisions of law and of Gibson Companies' Articles and Bylaws otherwise may be applicable.
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          16.  In  connection with  this  Agreement, you  agree to  receive confidential  information of the  Company in confidence, and not to disclose to others,  assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into  the possession  of such others  by legal  and
               equitable means.   You further agree  that, upon termination
               of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with the Company. For purposes of this Paragraph 16 "confidential information" means information disclosed to you or known by you as a consequence of or through your employment with Company, not generally known in the industry in which the Company is or may become engaged, concerning the Company's sales, products, processes and
               services  or   those  of  its  divisions,   subsidiaries  or
               affiliates.


























                                      EXHIBIT  A
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